Exhibit 99.1

Terra Industries Inc. 600 Fourth Street P.O. Box 6000 Sioux City, IA 51102-6000 Telephone: (712) 277-1340 Fax: (712) 277-7383 www.terraindustries.com

NEWS

For immediate release	Contact: Joe A. Ewing
(712) 277-7305
jewing@terraindustries.com
Terra Industries Inc. reports third quarter results

S U M M A R Y
Q3/06 vs. Q3/05 results:
•	Revenues down $21 million, or 4%.

•	Cost of sales down $24 million, or 5%, mainly due to moderating North American natural gas unit costs.

•	Income from operations down $3 million, or 8%.
Outlook:
•	Nitrogen prices stabilized during the third quarter and should exhibit normal seasonal increases through the 2007 planting season.

•	Low projected grain inventories should encourage increased planted acres of corn and wheat, which should lead to increased demand for nitrogen.
Sioux City, Iowa (Oct. 26, 2006)—Terra Industries Inc. (NYSE: TRA) announced today net income available to common shareholders of $9.1 million, or $.10 per common share, on revenues of $464.8 million for the quarter ended Sept. 30, 2006. Net income available to common shareholders for the 2005 third quarter was $9.8 million, or $.10 per share, on revenues of $485.7 million.
Terra reported operating income of $29.4 million for the 2006 third quarter, compared to operating income of $32.0 million in the 2005 third quarter.
The 2006 third quarter earnings benefited from $11.6 million of gross profits pursuant to the Beaumont facility’s methanol production contract, which is payable when methanol margins achieve specified levels. During the 2005 third quarter, that same contract resulted in a $3.3 million charge. These gains were reduced $8.2 million for third quarter 2006 repairs, start-up costs and other items associated with the June explosion at the Billingham ammonia plant.
Cash balances totaled $122.2 million at Sept. 30, 2006. During the 2006 third quarter, Terra repurchased 630,000 of its common shares for $4.4 million. Since announcing its authorization to repurchase up to 9.5 million of its outstanding common shares by June 30, 2008, Terra has repurchased 2.7 million shares.
Year-to-date 2006, Terra posted a net loss to common shareholders of $11.2 million, or $.12 per share, on revenues of $1.4 billion. Net income available to common shareholders for the comparable 2005 period was $33.4 million, or $.36 per share, on revenues of $1.4 billion.
Analysis of third quarter results
The $20.9 million decrease in revenues from the 2005 to 2006 third quarter was due to a $20.0 million decrease in ammonia, UAN and urea selling prices and a $27.6 million decrease in UAN, AN, urea and methanol sales volumes. These shortfalls were partially offset by the $14.9 million increase to gross profits earned on the Beaumont facility’s methanol production contract and higher reimbursements for freight and services.

Cost of sales for the 2006 third quarter decreased by $24.1 million, or 5 percent, over the 2005 third quarter, mainly due to lower sales volumes and lower natural gas costs that more than offset cost increases associated with the resumption of Billingham ammonia production.
During the 2006 third quarter, Terra’s manufacturing plants operated at about 87 percent of capacity, compared to about 65 and 85 percent in the 2006 first and second quarters, respectively.
Analysis of year-to-date results
The $38 million year-to-date revenue decline from 2005 to 2006 was mainly due to lower sales volumes, partially offset by higher nitrogen products selling prices. Sales volumes were affected by lower overall fertilizer consumption.
The $105 million year-to-date operating income decline from 2005 to 2006 was mainly due to $134 million of cost increases primarily related to higher natural gas and purchased product values as well as curtailed production rates. Lower sales volumes reduced year-to-date gross profits $23 million. These factors were partly offset by a $60 million increase to selling prices.
Forward natural gas position
Terra’s forward purchase contracts at Sept. 30, 2006, fixed prices for about 14 percent of its next 12 months’ natural gas needs at about $18.1 million above the published forward market prices at that date. The majority of these forward purchase contracts support nitrogen sales commitments.
CEO’s remarks
“2006 has been challenging for nitrogen producers due to high natural gas costs in the first quarter, and a period of adjustment and transition in the second quarter,” said Terra President and CEO Michael Bennett. “During the third quarter we continued to experience stabilizing conditions in nitrogen products and energy markets. As we move into the upcoming crop year, strong grain markets bode well for improved nitrogen demand. This, coupled with more favorable energy markets, should lead to improved financial and operating performance for Terra through the fourth quarter and into next year.”
Conference call details
Terra management will conduct a conference call to discuss these third quarter results this afternoon at 3:00 ET. A live webcast of the conference call will be available from Terra’s website at www.terraindustries.com, and will be archived for playback for three months.
About Terra
Terra Industries Inc., with 2005 revenues of $1.9 billion, is a leading international producer of nitrogen products.
Forward-looking statements
This news release may contain forward-looking statements, which involve inherent risks and uncertainties. Statements that are not historical facts, including statements about Terra Industries Inc.’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements is set forth in Terra Industries Inc.’s most recent report on Form 10-K and Terra Industries Inc.’s other documents on file with the Securities and Exchange Commission. Terra Industries Inc. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
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Note:	Terra Industries’ news announcements are also available on its website, www.terraindustries.com.
(Tables follow.)

Terra Industries Inc.
Summarized Results of Operations
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands except per-unit amounts)	2006	2005	2006	2005
Revenues
Nitrogen products	$442,612	$478,118	$1,355,574	$1,393,503
Methanol	18,921	5,964	25,510	25,917
Other	3,248	1,612	6,135	6,279

	$464,781	$485,694	$1,387,219	$1,425,699

Costs and expenses
Cost of sales	422,523	446,908	1,337,210	1,269,238
Equity earnings	(809)	(3,330)	(15,830)	(12,737)
Selling, general and administrative	13,679	10,139	38,395	36,638

Total costs and expenses	435,393	453,717	1,359,775	1,293,139

Operating income	29,388	31,977	27,444	132,560

Interest income	2,091	2,970	5,499	6,391
Interest expense	(11,786)	(11,829)	(35,340)	(41,812)
Loss on early retirement of debt	—	—	—	(27,193)
Gain on revaluation of warrants	—	—	—	8,860

Income (loss) before income taxes and minority interest	19,693	23,118	(2,397)	78,806

Income tax benefit (provision)	(6,000)	(7,704)	2,002	(25,864)
Minority interest	(3,352)	(4,328)	(7,000)	(15,723)

Net income (loss)	10,341	11,086	(7,395)	37,219
Preferred stock dividends	(1,275)	(1,275)	(3,825)	(3,859)

Income (loss) available to common shareholders	$9,066	$9,811	$(11,220)	$33,360

Income (loss) per common share
Basic	$.10	$.10	$(.12)	$.36

Diluted	$.10	$.10	$(.12)	$.35

Basic and diluted weighted average shares outstanding:
Basic	91,817	93,416	92,994	92,087
Diluted	93,405	95,219	92,994	106,942
Because of the seasonal nature and effects of weather-related conditions in several of Terra’s marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.

Terra Industries Inc.
Summarized Financial Position
(in thousands)
(unaudited)

	September 30,
	2006	2005
Assets
Cash and short-term investments	$122,170	$166,704
Restricted cash	—	8,861
Accounts receivable	193,339	176,487
Inventories	160,191	144,963
Other current assets	26,158	84,792

Total current assets	501,858	581,807
Property, plant and equipment, net	722,952	764,737
Equity investments	161,455	190,805
Deferred plant turnaround costs	40,577	22,272
Other assets	33,279	25,482

Total assets	$1,460,121	$1,585,103

Liabilities and Stockholders’ Equity
Debt due within one year	$4	$77
Customer prepayments	27,949	34,081
Other current liabilities	196,704	228,281

Total current liabilities	224,657	262,439

Long-term debt and capital lease obligations	331,300	331,304
Deferred income taxes	58,922	95,655
Other liabilities	150,348	153,460
Minority interest	95,014	95,698

Total liabilities and minority interest	860,241	938,556

Series A preferred shares	115,800	115,800

Stockholders’ equity	484,080	530,747

Total liabilities and stockholders’ equity	$1,460,121	$1,585,103

Terra Industries Inc.
Summarized Cash Flows
(in thousands)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net income (loss)	$10,340	$11,086	$(7,395)	$37,219
Non-cash charges and credits:
Depreciation and amortization	26,163	23,438	78,859	83,569
Deferred income taxes	5,998	6,720	(2,002)	29,553
Equity in distributed earnings	(809)	(3,330)	9,135	(12,737)
Loss on early retirement of debt	—	—	—	22,543
Minority interest in earnings	3,353	4,328	7,000	15,723
Non-cash loss on derivatives	1,202	7,597	2,775	8,057
Other	3,698	3,138	11,180	2,024
Change in assets and liabilities:
Accounts receivable	9,585	(14,151)	25,785	(28,901)
Inventories	8,598	2,588	36,592	(1,480)
Accounts payable and customer prepayments	10,931	72,920	(38,859)	(92,737)
Other assets and liabilities, net	(17,868)	(30,576)	(19,796)	11,693

Net cash flows from operating activities	61,191	83,758	103,274	74,526
Purchase of property, plant and equipment	(14,149)	(7,193)	(40,785)	(17,406)
Plant turnaround costs	(9,875)	(2,302)	(31,987)	(9,677)
Return of investment in unconsolidated affiliates	—	9,500	9,660	33,125
Debt repayments	(4)	(40)	(34)	(125,124)
Distributions to minority interests	(4,244)	(6,688)	(4,244)	(12,223)
Stock issuance	—	46	363	160
Payments under share repurchase program	(4,368)	—	(18,796)	—
Other	8,376	(2,828)	18,353	(10,475)

Increase (Decrease) in cash and short-term investments	36,927	74,253	35,804	(67,094)
Cash and short-term investments at beginning of period	85,243	92,451	86,366	233,798

Cash and short-term investments at end of period	$122,170	$166,704	$122,170	$166,704

Terra Industries Inc.
Summarized Information
(volumes in thousands)
Volumes and Prices

	Three Months Ended September 30,
	2006			2005
	Sales		Average	Sales		Average
	Volumes		Unit Price[1]	Volumes		Unit Price[1]
Ammonia (tons)	466		$281	428		$293
Nitrogen solutions (tons)	1,031		129	1,120		154
Urea (tons)	32		236	38		257
Ammonium nitrate (tons)	323		226	461		204
Methanol (gallons)	6,803		0.90	9,781		0.82

Natural gas costs[2]
North America		$6.20			$7.66
United Kingdom		$6.83			$5.65

	Nine Months Ended September 30,
	2006			2005
	Sales		Average	Sales		Average
	Volumes		Unit Price[1]	Volumes		Unit Price[1]
Ammonia (tons)	1,417		$320	1,446		$286
Nitrogen solutions (tons)	2,799		143	3,305		150
Urea (tons)	116		267	124		252
Ammonium nitrate (tons)	879		226	1,199		198
Methanol (gallons)	11,560		0.89	26,817		0.84

Natural gas costs[2]
North America		$7.36			$6.92
United Kingdom		$7.52			$5.92

[1]	After deducting outbound freight costs

[2]	Per MMBtu. Includes all transportation and other logistical costs and any gains or losses on financial derivatives related to natural gas purchases.
Because of the seasonal nature and effects of weather-related conditions in several of its marketing areas, results of operations for any single reporting period should not be considered indicative of results for a full year.